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                                                                 EXHIBIT 3(i).2

                             CERTIFICATE OF AMENDMENT
                                    OF RESTATED
                            CERTIFICATE OF INCORPORATION
                                         OF
                                   DELTAGEN, INC.
                              (a Delaware Corporation)

     The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

     FIRST: That William Matthews, Ph.D. is the duly elected and acting President of said corporation.

     SECOND: The date of filing of said corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 30, 1997.

     THIRD: Section A of Article IV of the Restated Certificate of Incorporation of this corporation is amended to read in its entirety as follows:

          "A. CLASSES OF STOCK. The total number of shares of all classes of capital stock which this corporation shall have authority to issue is Eighty Million (80,000,000) of which Sixty-One Million Four Thousand Eighty-Two (61,004,082) shares, par value of One Tenth of One Cent ($.001) per share, shall be Common Stock (the "Common Stock") and Eighteen Million Nine Hundred Ninety-Five Thousand Nine Hundred Eighteen (18,995,918) shares, par value of One Tenth of One Cent ($.001) per share, shall be Preferred Stock (the "Preferred Stock").

          1. SPLIT OF CAPITAL STOCK. At the time of the effective date hereof, each share of Common Stock, par value of One Tenth of One Cent ($.001) per share, issued and outstanding at such time shall be, and hereby are, split and converted into 1.142857 fully paid and nonassessable shares of Common Stock, par value of One Tenth of One Cent ($.001) per share, of this corporation as herein authorized. At the time of the effective date hereof, each share of Preferred Stock, par value of One Tenth of One Cent ($.001) per share, issued and outstanding at such time shall be, and hereby are, split and converted into 1.142857 fully paid and nonassessable shares of Preferred Stock, par value of One Tenth of One Cent ($.001) per share, of this corporation as herein authorized. Each outstanding stock certificate of this corporation which immediately prior to the time of this amendment becomes effective represented one or more shares of the Common Stock, par value One Tenth of One Cent ($.001) per share, or Preferred Stock, par value One Tenth of One Cent ($.001) per share, shall thereafter represent the number of whole shares of Common Stock, par value of One Tenth of One Cent ($.001) per share, or Preferred Stock, par value of One Tenth of One Cent ($.001) per share, respectively determined by multiplying the number of shares represented by such certificate immediately prior to the time this Certificate of Amendment becomes effective by 1.142857. No fractional shares

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     shall be issued to holders of shares of Common Stock or Preferred
     Stock; the corporation shall pay in cash the fair value of such fractional shares to those holders otherwise entitled to receive such fractional shares. The amount of capital represented by the new shares in the aggregate at the time this Certificate of Amendment becomes effective shall be adjusted by the transfer of One Tenth of One Cent ($.001) from the assets of the corporation to the capital account of the Common Stock and Preferred Stock for each new share issued, such transfer to be made at such time. Upon surrende of a holder of Common Stock or Preferred Stock of a certificate or certificates for such Common Stock, par value of One Tenth of One Cent ($.001) per share, or Preferred Stock, par value of One Tenth of One Cent ($.001) per share, duly endorsed, at the office of the corporation, the corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Common Stock or Preferred Stock, or to the nominee or nominees of such holders, a certificate or certificates for the number of shares of Common Stock, par value One Tenth of One Cent ($.001) per share, or Preferred Stock, par value of One Tenth of One Cent ($.001), respectively, to which such holder shall be entitled as aforesaid.

          The Preferred Stock shall be divided into series. The first series shall be designated the "Series A Preferred Stock" which series shall consist of 3,428,571 shares. The second series shall be designated the "Series B Preferred Stock" which series shall consist of 7,567,348 shares. The third series shall be designated "Series C Preferred Stock" which series shall consist of 7,999,999 shares. Subject to compliance with Section 7 of Division B below, the Board of Directors may increase or decrease the number of shares in each series subsequent to the issue of shares in such series but not below the number of shares of such series then outstanding."

     FOURTH:   Section B(1)(a) of Article IV of the Restated Certificate of
Incorporation is amended to read in its entirety as follows:

          "(a) The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $.07 per share of Series A Preferred Stock per annum whenever funds are legally available therefor, payable when, as and if declared by the Board of Directors. The holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $.12 per share of Series B Preferred Stock per annum whenever funds are legally available therefor, payable when, as and if

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     declared by the Board of Directors.  The holders of shares of Series C
     Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $.25 per share of Series C Preferred Stock per annum whenever funds are legally available therefor, payable when, as and if declared by the Board of Directors. Such dividends shall be cumulative. Dividends, if declared, must be declared and paid with respect to all series of Preferred Stock contemporaneously, and if less than full dividends ar declared, the same percentage of the dividend rate will be payable to each series of Preferred Stock."

     FIFTH:    Section B(2)(a) of Article IV of the Restated Certificate of
Incorporation is amended to read in its entirety as follows:

          "(a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock, by reason of their ownership thereof, an aggregate amount equal to $3.13 for each outstanding share of Series C Preferred Stock (the "Original Series C Issuance Price") plus all accrued but unpaid dividends thereon (the "Series C Preferential Amount"), to be distributed to the holders of Series C Preferred Stock pro rata based upon the number of shares of Series C Preferred Stock held by each. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment of to such holders of the full aforesaid preferential amount, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of shares owned by each such holder."

     SIXTH:    Section B(2)(b) of Article IV of the Restated Certificate of
Incorporation is amended to read in its entirety as follows:

          "(b) After the distribution described in section (a) above has been paid, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock, by reason of their ownership thereof, an amount per share equal to (i) $0.88 for each outstanding share of Series A Preferred Stock (the "Original Series A Issuance Price"), plus an amount equal to all declared but unpaid dividends on each such share and (ii) $1.53 for each outstanding share of Series B Preferred Stock (the "Original Series B Issuance Price"), plus an amount equal to all declared but unpaid dividends on

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     each such share.  If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock and the Series B Preferred Stock shall be insufficient to permit the payment of to such holders of the full aforesaid preferential amount, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of shares owned by each such holder."

     SEVENTH: Section B(4)(c)(ii)(B) of Article IV of the Restated Certificate of Incorporation is amended to read in its entirety as follows:

          "(B)   up to 4,293,462 shares of Common Stock (net of repurchased shares and lapsed options), issued or issuable to employees, directors, consultants or advisors directly or pursuant to a stock option plan or a restricted stock purchase plan approved by the directors of this corporation, or"

     EIGHTH: Section B(4)(c)(iii) of Article IV of the Restated Certificate of Incorporation is amended to read in its entirety as follows:

          "(iii) In the event this corporation should at any time or from time to time after the date of this Certificate of Amendment fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then as of such record date (or the date of such dividend distribution split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of each such series shall be increased in proportion to such increase of outstanding shares determined in accordance with subsection 4(c)(i)(E)."

     NINTH: The foregoing amendment has been approved by the Board of Directors of said corporation.

     EIGHTH: This Certificate of Amendment to Restated Certificate of Incorporation was duly adopted and approved by the written consent of the stockholders in accordance with the Restated Certificate of Incorporation of said corporation and the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware and written notice of such action has been given as provided in Section 228.

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IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by
William Matthews, Ph.D., its President, this 12th day of July 2000.

                                   DELTAGEN, INC.

                                   By:  /s/ William Matthews
                                        --------------------
                                        William Matthews, Ph.D.
                                        President and Chief Executive Officer










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